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                          INTERIM CONSORTIUM AGREEMENT



THIS INTERIM CONSORTIUM AGREEMENT (this "AGREEMENT") is made as of August 21, 2005 among:

(1) KKR Millennium Fund (Overseas), Limited Partnership and KKR European Fund, Limited Partnership (collectively "KKR INVESTORS");

(2) Permira Europe III L.P.1, Permira Europe III L.P.2, Permira Europe III GmbH & Co KG, Permira Europe III Co-investment Scheme, Permira Investments Limited (collectively "PERMIRA INVESTORS"); and

(3) PKS Media S.a r.L., a limited liability company organized under the laws of the Grand Duchy of Luxembourg ("HOLDCO" and together with KKR Investors and Permira Investors, the "PARTIES").

WHEREAS:

(A) KKR Investors and Permira Investors (each, an "INVESTOR" and collectively, the "INVESTORS") wish to acquire from SBS Broadcasting S.A. (the "SELLER") all or substantially all of its assets and assume all or substantially all of its liabilities (collectively the "TRANSACTION").

(B) On or around the date hereof, (i) Holdco will sign a share purchase agreement with the Seller (the "SPA") in respect of the Transaction,
         (ii) each of the Investors will sign an equity commitment letter (an "EQUITY COMMITMENT LETTER") committing such Investor, subject to the conditions described therein, to fund its equity commitment to capitalize Holdco on the date of closing of the Transaction (the "CLOSING DATE") and (iii) Holdco will enter into definitive financing agreements for the purpose of financing the Transaction (collectively, the "FINANCING DOCUMENTS"). The Transaction ultimately will be effected through one or more acquisition vehicles (collectively, "BIDCO"), which ultimately shall be jointly owned by the Investors (or entities formed by them) indirectly through Holdco and/or its subsidiaries (each, an "INTERMEDIATE HOLDCO"). Accordingly, on or around the Closing Date, Holdco will assign its rights and obligations under the SPA and the Financing Documents to the Intermediate Holdcos and Bidco, as contemplated by the Transaction Structure (defined below).

(C) The Parties now wish to enter into this Agreement to agree various matters relating to conduct of the Transaction.

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NOW THEREFORE, THE INVESTORS DECLARE AND AGREE AS FOLLOWS:

1.       INTERIM PERIOD MATTERS

1.1 The Parties will cooperate reasonably and in good faith with each other with the aim of agreeing upon all of the terms and conditions of the Transaction. On the date hereof (i) the Investors will sign their respective Equity Commitment Letters, (ii) Holdco will sign the SPA and the Financing Documents, and (iii) the Parties will sign or cause to be signed such other documents as may be necessary or appropriate to be executed by the Parties in connection with the Transaction (such other documents, together with the Equity Commitment Letters, the SPA, and the Financing Documents, collectively, the "TRANSACTION DOCUMENTS").

1.2 Prior to the Closing Date, any amendment to, waiver or other voluntary action under or termination of any Transaction Document, or any determination that a condition precedent to closing of the Transaction has been satisfied, or any determination to not consummate the Transaction (whether or not conditions have been satisfied) shall require the consent of each Investor.

1.3 The Investors have agreed a transaction structure as contained in the Ernst & Young memorandum dated August 11, 2005, as supplemented and amended by memorandum dated August 16, 2005 (collectively, the "TRANSACTION STRUCTURE"). Any amendment to the Transaction Structure shall require the consent of each Investor. If such consent is not given, the relevant amendment shall not be made and the Transaction Structure previously agreed by the Investors shall continue to bind the Investors.

1.4 The Investors acknowledge that they, together with Holdco, and (when formed) the Intermediate Holdcos and Bidco, are a "group" within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Regulation 13D promulgated thereunder ("REGULATION 13D"). Each Investor agrees to comply with
         Section 13(d) of the Exchange Act and Regulation 13D in respect of its and the group's beneficial ownership of shares of SBS Broadcasting S.A. Each Investor further agrees that as and when the Investors (and any other members of the group) are required to file a Schedule 13D or any amendment thereto in respect of the group's beneficial ownership of shares of SBS Broadcasting S.A. they will do so jointly as a group, and each Investor shall cooperate reasonably with the other Investors in connection with the making of such filing, including, without limitation, by furnishing documents and information required to be disclosed in such filing and otherwise assisting in the preparation of such filing, all within the time limits required for such filing. For the avoidance of doubt, this Agreement constitutes the agreement contemplated by Rule 13d-1(k) under the Exchange Act.

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1.5      The Parties agree that no person who serves as a director of Holdco, any Intermediate Holdco or Bidco on or prior to the Closing Date (an "INTERIM DIRECTOR") shall have any liability to any Party, any Intermediate Holdco, Bidco or any of their respective affiliates and shall be fully exculpated, to the fullest extent permitted by law, from any and all such liability. Each Party hereby agrees, to the fullest extent permitted by law, that it will not, and will use its best efforts to the extent of its power and authority to cause Holdco, each Intermediate Holdco and Bidco not to, commence any action or otherwise make any claim against an Interim Director for any damage, liability, loss, cost or expense arising from or otherwise relating to or in connection with any act or failure to act of such Interim Director in the capacity as a director of Holdco, any Intermediate Holdco or Bidco. Each Investor agrees to indemnify and hold harmless, to the fullest extent permitted by law, pro rata to its equity investment in Holdco (on or following the Closing Date) or its equity commitment as set forth in Article 2 (prior to the Closing Date), each Interim Director from and against any and all claims, damages, liabilities, losses, damages, costs or expenses incurred by such Interim Director as arising from or otherwise relating to or in connection with any act or failure to act of such Interim Director in the capacity as a director of Holdco, any Intermediate Holdco or Bidco. The Investors agree to cause Holdco to enter into a domiciliary agreement to establish its domicile in Luxembourg and such other documents as are reasonably required by the Luxembourg domiciliary agent, each on terms reasonably acceptable to the Parties.

2.       EQUITY INVESTMENT

2.1 Subject to the terms and conditions of each Investor's Equity Commitment Letter and subject to any adjustment required pursuant to Articles 2.2 or 2.3, on the Closing Date, each Investor's equity commitment (direct or indirect) to Holdco (each, an "EQUITY COMMITMENT") will be as set forth in Exhibit 2.1 attached hereto.

2.2 If the total equity investment ultimately is either higher or lower than the aggregate amount set forth on Exhibit 2.1 (which shall be subject to the consent of each Investor), then each Investor's equity commitment will be increased or reduced pro rata to its percentage interest.

2.3 Subject to the provisions of this Article 2.3, the Investors will coordinate with each other and agree on an equity syndication strategy, including on potential equity syndicatees and the timing and amount of equity syndication, and will cooperate reasonably with each other in connection with such equity syndication. Notwithstanding the foregoing, each Investor shall be entitled to syndicate its equity investment in Holdco (i.e., "direct" syndication) to one or more new investors (each, a "NEW INVESTOR") and the other Investor may elect to participate, on a pro rata basis, in such equity syndication; provided that, failing

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         such election, the syndicating Investor shall have the right to cause the other Investor to syndicate such other Investor's equity investment in Holdco to such New Investor on a pro rata basis. In addition to the foregoing, each Investor shall have the right to syndicate its equity investment in Holdco on a "silent" basis (i.e., by syndicating economic or beneficial interests in an entity wholly controlled by such Investor or its affiliate) without the consent of the other Investor, provided that, for the avoidance of doubt, any syndicatee in any such silent syndication shall not be entitled to exercise any governance, liquidity or other rights vis-a-vis the Parties under this Agreement or, following the Closing Date, the Investors' Agreement. Each Investor shall inform the other of their respective intent to silently syndicate as set out in the preceding provisions of this Article 2.3 and shall provide basic details (name, investment amount, etc.) regarding any such syndicatee. Notwithstanding the foregoing provisions of this
         Article 2.3, neither Investor shall be permitted, nor required by the other Investor, to directly or silently syndicate its equity such that its aggregate equity investment in Holdco (after giving effect to such syndication) is less than the equity threshold (valued at an initial cost basis and as defined in Exhibit 2.1). Each New Investor shall be required to become a party to this Agreement and shall execute an equity commitment letter in the amount of its equity commitment on the same terms as executed and delivered by the Investors to Holdco, mutatis mutandis. Holdco agrees to amend and restate the respective Equity Commitment Letter with each syndicating Investor in the amount reflecting such Investor's equity commitment (after giving effect to such syndication) on otherwise the same terms as contained in such Investors' initial Equity Commitment Letter.

2.4 If the provisions of Articles 2.2 or 2.3 result in any change to the equity commitments of Investors, the amounts and (if applicable) percentages specified in Exhibit 2.1 will be deemed adjusted accordingly.

2.5 The amounts committed to be invested by the Investors in Holdco as contemplated in this Article 2 may be in the form of shares, convertible or non-convertible preferred equity certificates, shareholder loans or other securities (as specified in the Transaction Structure). The Investors will invest in the same type and proportion of such securities.

2.6 The Investors acknowledge and agree to commit to fund, on a pro rata basis, the equity portion of the purchase price to acquire the shares of SBS Broadcasting B.V. as and when required to be committed pursuant to the terms of (a) any Financing Documents (it being understood that the Investors may satisfy their obligations under this Article 2.7 by executing the agreed form of equity commitment letter attached to the Financing Documents) as provided in Facility E of the agreed form debt financing documents for the Transaction on the terms and conditions contained therein or (b) the Equity Commitment Letters.


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

3.       INVESTORS' AGREEMENT

3.1 The Parties agree to negotiate in good faith to conclude, as soon as practicable hereafter but in any event no later than the Closing Date, a definitive investors' agreement (the "INVESTORS' AGREEMENT") that will incorporate the substance of the principle terms set forth in
         Exhibit 3.1, and all of the other matters on which agreement must be reached including provisions relating to tax and providing for each Investor to receive the management rights required under ERISA. On or prior to the Closing Date, the Investors (or entities formed by them) and Holdco shall execute and deliver the Investors' Agreement.

4.       ADVISERS AND COSTS

4.1 Any transaction fee, together with any other fees and expense reimbursement provisions that Permira and KKR shall mutually agree, shall be documented in a transaction and advisory services agreement to be executed by Bidco, Permira and KKR on or around the Closing Date, in each case in accordance with the provisions set forth in Exhibit 3.1.

4.2

         4.2.1 If the Transaction is completed, Bidco (or another entity determined by the Investors in consideration of legal and tax advice) will pay (or reimburse each Investor for) (i) the actual and documented reasonable fees and expenses of the professional advisers and consultants in connection with the Transaction from the initial date of such advisers' respective engagements and the lead arrangers and/or underwriters for the financing of the Transaction, all of which are set forth in
                  Exhibit 4.2 and (ii) the actual and documented out-of-pocket travel, lodging and related costs and expenses incurred by each Investor or its affiliates in connection with the Transaction.

         4.2.2    If the Transaction is not completed; and

                  (i) if Bidco does not receive a cost reimbursement, break up fee or other amount in accordance with the terms of the SPA or otherwise, the Investors will share on a pro rata basis as per the percentages set out in
                           Exhibit 2.1 (as may be adjusted) the aggregate amount of all fees and expenses in accordance with the terms of Articles 4.2.1(i)-(ii); or

                  (ii) if Bidco receives a cost reimbursement, break-up fee or other amount in accordance with the terms of the SPA or otherwise, then such payment shall be applied as follows: (A) first, to pay all fees and expenses in accordance with the terms of Articles


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                           4.2.1(i)-(ii), provided that in the event such cost
                           reimbursement, break-up fee or other amount is not sufficient to pay all such fees and expenses, the provisions of Article 4.2.2(i) will apply to the payment of such shortfall, and (B) second, to the Investors (or their designees) pro rata to the equity commitments set forth in Article 2.1 (as may be adjusted).

4.3 Notwithstanding the provisions of Article 4.2.2(i), if (i) the Transaction does not complete and such failure to complete occurs directly and solely as a result of the failure of one of the Investors to fund its equity commitment in accordance with the terms of its Equity Commitment Letter, or (ii) following a determination by the Investors to not consummate the Transaction, if one of the Investors fails to pay its liquidated damages under its Equity Commitment Letter (the "LIQUIDATED DAMAGES") and the non-defaulting Investor suffers any damage, loss, liability, cost or expense in excess of its Liquidated Damages as a result of such failure by the defaulting Investor (the "EXCESS LOSS"), then, in each case, the defaulting Investor shall (x) indemnify the non-defaulting Investor for its Excess Loss, (y) pay all amounts due under Article 4.2.2(i) and (z) in the case of clause (i) only, reimburse the non-defaulting Investor for its Liquidated Damages.

4.4 Other than as set forth herein, each Investor will be responsible for all other costs and expenses incurred by it and its affiliates in connection with the Transaction. For avoidance of doubt, any reasonable out-of-pocket costs or expenses incurred by any of the Investors in connection with the incorporation of Holdco, the Intermediate Holdcos, Bidco or any other transactions or steps contemplated by the Transaction Structure shall be reimbursed (whether or not the Transaction is completed) in accordance with Article 4.2. For avoidance of doubt, these reimbursement amounts do not include the amount of any equity investment to be funded in accordance with Article 2.

5.       CONFIDENTIALITY AND ANNOUNCEMENTS

5.1 Nothing in this Agreement shall prejudice any other confidentiality undertakings the Investors (or their affiliates) have executed and delivered to each other in connection with the Transaction.

5.2 Any announcement to be made by the Investors, Holdco, any Intermediate Holdco or Bidco (or their affiliates) in connection with the Transaction shall be jointly co-ordinated and agreed by the Investors (each Investor acting reasonably in connection therewith).


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

6.       ASSIGNMENT

         Neither Investor may assign all or any portion of any of its rights or obligations under this Agreement (other than as contemplated by this Agreement), without the prior written consent of the other Party, provided that each Investor may assign and transfer its rights and obligations to one or more of its affiliated investment funds (excluding, for the avoidance of doubt, limited partners in any of its affiliated investment funds, unless such assignment to limited partners is in accordance with the syndication provisions of Article 2.3) and, if the assignee is not then a party to this Agreement, it shall execute and deliver (a) an undertaking pursuant to which it agrees to be bound by all of the terms and conditions in this Agreement applicable to the assignor and (b) if such assignment occurs prior to the Closing Date, an equity commitment letter in the amount of its equity commitment on the same terms as executed and delivered by the Investors to Holdco, mutatis mutandis. If clause (b) of the foregoing proviso is applicable, then Holdco agrees to amend and restate the respective Equity Commitment Letter with the applicable assignor to reflect the amount of such assignor's equity commitment (after giving effect to such syndication) on otherwise the same terms as such Equity Commitment Letter.

7.       TERMINATION

         This Agreement shall terminate on the earlier to occur of (i) the date the Investors' Agreement has been executed by the Investors and (ii) the date of termination of the SPA prior to any closing thereunder. Notwithstanding the foregoing, (w) the obligations relating to Schedule 13D Filings pursuant to Article 1.4 shall survive with the last filing required to be filed by the group described in Article 1.4 pursuant to Regulation 13D, (x) the provisions of Article 4 shall survive any termination of this Agreement until any and all amounts payable thereunder have been paid, (y) the provisions of Articles 6 through 10 shall survive any termination of this Agreement for so long as any other provision of this Agreement survives, and (z) all accrued rights and obligations of the Parties under this Agreement shall survive any termination of this Agreement.

8.       ENTIRE AGREEMENT

8.1 This Agreement (together with all Exhibits and Schedules hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof.

9.       THIRD PARTIES; SEVERAL LIABILITY OF INVESTORS

9.1 Except as expressly stated in this Agreement, no person who is not a party to this Agreement shall have any rights to enforce this Agreement.


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


9.2 The obligations of the Parties under this Agreement are several only (and not joint or joint and several).

10.      GOVERNING LAW AND ARBITRATION

10.1 This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York. Any dispute, controversy or claim of any kind or nature between the parties arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity thereof (each, a "DISPUTE") shall be finally settled by binding arbitration ("ARBITRATION") under the Rules of Arbitration (the "RULES") of the London Court of International Arbitration in force at the time of such Arbitration, by three arbitrators appointed in accordance with the Rules. The seat of the arbitration shall be London, England. The language of the arbitration shall be English. The arbitral award shall be in writing, shall detail the disputed matters and reasons on which the arbitral award is based, shall not include any punitive damages and shall be the sole and exclusive remedy between the Parties regarding any Dispute. The Parties expressly agree that leave to appeal under Section 69(1) or an application for the determination of a preliminary point of law under
         Section 45 of the Arbitration Act 1996 may be sought with respect to any question of law arising from an award. The arbitral award shall be final and binding upon the Parties and shall not be subject to appeal of any court or other authority. Notwithstanding the foregoing, any Party may file an application in the United States federal courts sitting in the Borough of Manhattan seeking injunctive or other forms of interim relief to compel or aid or facilitate the arbitration. Judgment upon the award or order may be entered in the Supreme Court of the State of New York sitting in the Borough of Manhattan, or the United States District Court for the Southern District of New York for enforcement thereof. Each Party agrees not to oppose the registration or enforcement of any such judgment in any other jurisdiction and to consent to jurisdiction and venue in any applicable court for purposes of registration or enforcement of any such judgment. Each Party accepts and submits to the jurisdiction of the seat of arbitration referenced above and to the New York State and United States federal courts sitting in the Borough of Manhattan (and to any court in which appeals from those courts may be heard) with regard to enforcement of the arbitral award or in connection with any action or application for injunctive or other interim relief, as provided in this Article 10. Each Party waives any defence or objection based on diplomatic immunity, lack of jurisdiction, improper venue, inconvenient forum or competence that it could raise in any action or proceeding relating to this Agreement. Process in any action or proceeding relating to this Agreement may be served on any Party anywhere in the world. Each party irrevocably consents to the service of any and


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

         all process in any action or proceeding relating to this Agreement by the mailing or delivery of copies of such process to it at its address for notices specified in this Agreement. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder. Any monetary award shall be made and payable in euros without deduction or set off and the arbitral panel shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.

11.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.


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


Executed on the date first above written.



KKR MILLENNIUM FUND (OVERSEAS), LIMITED PARTNERSHIP



By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner

By: KKR Millennium Limited, its general partner


By: /s/ Scott C. Nuttall
   ------------------------
Name: Scott C. Nuttall
Title: Authorized Signatory


KKR EUROPEAN FUND, LIMITED PARTNERSHIP


By: KKR Associates Europe, Limited Partnership, its general partner
By: KKR Europe Limited, its general partner


By: /s/ Scott C. Nuttall
   ------------------------
Name: Scott C. Nuttall
Title: Authorized Signatory


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



Signed by                                                     )
for and on behalf of                                          )
Permira Europe III G.P. Limited as general partner of         ) /s/ John Marren
Permira Europe III G.P. L.P. as                               )   John Marren
general partner of PERMIRA EUROPE III L.P. 1                  )     Director

Signed by                                                     )
for and on behalf of                                          )
Permira Europe III G.P. Limited as general partner of         ) /s/ John Marren
Permira Europe III G.P. L.P. as                               )   John Marren
general partner of PERMIRA EUROPE III L.P. 2                  )     Director

Signed by                                                     )
for and on behalf of                                          )
Permira Europe III G.P. Limited as general partner of         ) /s/ John Marren
Permira Europe III G.P. L.P. as                               )   John Marren
managing limited partner of                                   )     Director
PERMIRA EUROPE III GMBH & CO. KG                              )


Signed by                                                     )
for and on behalf of                                          ) /s/ John Marren
Permira Nominees Limited as nominee for                       )   John Marren
Permira Investments Limited                                   )     Director

Signed by                                                     )
for and on behalf of                                          ) /s/ John Marren
Permira Europe III G.P. Limited as administrator of           )   John Marren
PERMIRA EUROPE III CO-INVESTMENT SCHEME                       )     Director


PKS MEDIA S.A R.L.





By: /s/ Richard Behmer                         By: /s/ Dominic Murphy
   ------------------------                       ------------------------
   Name: Richard Behmer                           Name: Dominic Murphy
   Title: Pursuant to a power                        Title: Manager
          of attorney issued
          on August 19, 2004

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